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                                                                    EXHIBIT 10.2

                    AMENDMENT OF DEFERRED COMPENSATION PLAN



Pursuant to Section 8.2 of the CB Commercial Real Estate Services Group, Inc. Deferred Compensation Plan the following provisions of such Plan are amended effective December 1, 1997:

1.   Section 2.7 of such Plan is amended in its entirety to read as follows:

     "Compensation" has the same meaning as it has under the CAP Plan without
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     regard to deferrals under this Plan, the limitations of Code section 401(a)
     (17), income earned from the exercise of stock options, stock appreciation or other rights, car allowances, reimbursements for moving or other expenses or the imputed value of life insurance and includes any amount payable pursuant to a formal severance plan of the Company.

2.   Section 5.2 of such Plan is amended in its entirety to read as follows:

     If any portion of a Participant's Account is allocated to the CBC Stock Fund during the Plan Year, the Participant's Account shall be credited with units ("CBC Stock Fund Units") equal to the number of shares of Stock which could be purchased based on the average closing price of the Stock for the last five trading days of the month preceding the first day of the calendar quarter in which the deferred amount would otherwise have been paid to Participant. In the event dividends are paid or payable during the Plan Year on Stock underlying CBC Stock Fund Units credited to a Participant's Account, the Participant's Account shall be credited with the number of whole shares equal to the number of shares which could be purchased with such dividends based on the average closing price of the Stock for the five trading days preceding the date the dividend is paid.



In witness whereof I have caused this Amendment to be executed this 17th day of January, 1998.



        /s/ James J. Didion
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James J. Didion, Chief Executive Officer